Exhibit 99.1

Press Release

6714 Pointe Inverness Way, Suite 200

September 22, 2008

Fort Wayne, IN 46804-7932
260.969.3500 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Announces Additional Increase in Share Repurchase Authorization and Third Quarter Cash Dividend

Fort Wayne, Indiana, September 22, 2008–Steel Dynamics, Inc. (NASDAQ/GS:STLD) today announced that its Board of Directors has approved a further increase of 5 million shares to its existing share repurchase program.

Since the August 26 authorization of an additional 10 million shares, which at the time increased the number of shares that could be repurchased to 11.0 million shares, the company has bought back 9.7 million of its shares.  So with the current addition, the company now has authority to continue purchasing up to an additional 6.3 million shares.

“This increase in authorized shares, on top of our recent strong share repurchase activity, is as clear an indication as our Board and management can give of our belief that our stock is significantly undervalued,” said Keith E. Busse, Steel Dynamics Chairman and Chief Executive Officer.

In addition, the company’s Board of Directors declared a quarterly cash dividend of $0.10 per share to be distributed to shareholders of record at the close of business on September 30, 2008, payable on or about October 10, 2008.

Under the company’s buyback program, purchases take place as and when determined by the company in open market or private transactions, including transactions that may be effected pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  Pursuant to this program, purchases of shares of the company’s common stock are made based upon the market price of the company’s stock, the nature of other investment opportunities or growth projects presented to the company, the company’s cash flows from operations, and general economic conditions.  The share buyback program does not require the company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the company at any time without prior notice.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding future earnings, the availability of the Company’s cash flows, debt capacity, long-term growth objectives, intention to repurchase shares, and the source or availability of funding for the Company’s buyback program. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are identified in the Company’s Annual Report on Form 10-K and most recent quarterly and periodic reports filed with the Securities and Exchange Commission, and which could cause actual results to differ materially from those which are anticipated. These reports are available publicly on the SEC’s Web site, www.sec.gov, and on the Company’s Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make reflect our beliefs as of the date on which the statements were made based on our knowledge of our businesses and the environment in which they operate as of such date. Due to the foregoing risks and uncertainties, as well as other matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Fred Warner, Investor Relations Manager, (260) 969-3564

f.warner@steeldynamics.com